EXHIBIT 6.4

Purchase and Sale Agreement

THIS PURCHASE AGREEMENT (this “Agreement”) is made as of April 2, 2020, by and among Mythic Markets, Inc., a Delaware corporation (“Seller”), and Series MTG-94BOX, LLC, a Delaware series limited liability company, (the “Buyer”), with respect to the following:

A. Seller owns certain personal property, described as a collection of Magic: The Gathering Booster Boxes from the Antiquities, Revised, Legends, The Dark, and Fallen Empires sets. (the “Property”).

B. Buyer is interested in acquiring the Property on the terms described in this Agreement for the benefit of the holders of Series MTG-94BOX membership interests in the Buyer (the “Series Interests”).

IN CONSIDERATION OF the promises and mutual covenants contained in this Agreement, and for good and valuable consideration, the parties, intending to be legally bound, agree as follows:

1. Purchase and Sale of Property. In consideration of the covenants, representations and obligations of Buyer hereunder, and subject to the conditions set forth in this Agreement, Seller agrees to sell, transfer and assign, and Buyer agrees to purchase, the Property as of the date of the initial closing of the sale and issuance of the Series Interests pursuant to the offering circular (“Offering”) filed with the SEC pursuant to Regulation A, in the form previously shared with Seller (the “Effective Date”).

1.1 Purchase Price. Buyer will pay to Seller for the Property and for all obligations specified in this Agreement, if any, as the full and complete purchase price including any applicable sales or other taxes, the sum of U.S. $47,850.00 (the “Purchase Price”).

1.2 Payments. Within five (5) business days of the Effective Date, Buyer shall pay and deliver to Seller the Purchase Price net of any other consideration delivered to Seller prior to such date; provided, that, the Purchase Price may be paid in installments, which installments shall provide for a transfer of at least $27,225.00 of the Purchase Price to Seller within five (5) business days of the Effective Date with the remainder to be fully paid within twelve (12) months following the Effective Date. Buyer and Seller agree to take reasonable steps to confirm the method of payment of the Purchase Price on or around the Effective Date, including any information that Buyer requires to initiate a wire transfer to Seller.

2. Possession and Delivery. Absolute right to possession of the Property shall transfer to Buyer on the Effective Date. If delivery of the Property is to be made at a date after the Effective Date, it is Seller’s duty to ensure the Property is delivered in the same condition as when last inspected by Buyer. Seller shall remain partially entitled to the Property until such time the full Purchase Price is conveyed to Buyer, on a pro rata basis. If after one year after the Effective Date, the entire Purchase Price has not been transferred, the Seller shall be completely divested from the Property and shall receive, instead, Series Interests on a pro rata basis. The Seller may at any time during the term of the Offering, elect to acquire Series Interests by way of cancelation of the equivalent amount owed to it by Buyer under this Agreement. For purposes of this section, the value of the Series Interests acquired by or transferred to Seller from time to time shall be based on the initial value of such Series Interests pursuant to the Offering.

3. Taxes. Seller will pay all personal property taxes associated with ownership of the Property and accrued for the period ending on the Effective Date and, subject to Seller’s actual delivery of the Property to Buyer pursuant to Section 2 hereof, Buyer will pay all such personal property taxes that accrue thereafter.

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4. Seller Representations and Warranties. Seller represents and warrants that: (i) it has good and marketable title to the Property and full authority to sell the Property; (ii) the Property is sold free and clear of all liens, indebtedness, or liabilities; and (iii) the Property is of actual quality, authenticity, history and value as described or disclosed by Seller to Buyer from time to time (collectively, the “Seller Representations”). Buyer may request a Bill of Sale from the Seller for the Property.

5. Indemnification. Seller shall indemnify, defend and hold Buyer and its affiliates, directors, officers, shareholders, employees, attorneys, agents and other representatives from and against any and all demands, claims, actions, causes of action, proceedings, assessments, losses, damages, liabilities, settlements, judgments, fines, penalties, interest, costs and expenses (including fees and disbursements of counsel), arising out of (i) any breach of any representation, warranty or covenant of this Agreement, and (ii) Seller’s use of the Property after the Effective Date.

6. Miscellaneous.

6.1 Entire Agreement and Amendment. This Agreement constitutes the entire understanding among the parties with respect to the subject matter hereof, and supersedes all negotiations, prior discussions or other agreements, oral or written with respect to its subject matter. This Agreement may only be amended or modified by the written agreement of the parties.

6.2 Termination. Buyer may terminate this Agreement at any time prior to taking actual possession of the Property following the Effective Date pursuant to Section 2 hereof. In the event that Buyer terminates this Agreement for any reason other than Seller’s breach of the Seller Representations, Buyer’s obligations hereunder and any liabilities to Seller shall terminate effective immediately. In the event that Buyer terminates this Agreement in connection with Seller’s breach of the Seller Representations, Buyer’s obligations hereunder and any liabilities to Seller shall terminate effective immediately and Seller shall promptly return to Buyer any consideration delivered to Seller in connection with this Agreement.

6.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the conflict of laws principles thereof. The parties agree that any action brought by either party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be brought in, and each party agrees to and does hereby submit to the jurisdiction and venue of, any state or federal court located in the County of Santa Clara, California.

6.4 Fees and Costs. Each party shall bear its own attorneys’ fees and expenses in connection with the negotiation, preparation and consummation of this Agreement.

6.5 Assignment. Buyer shall have the right to assign any of its rights or obligations under this Agreement to any affiliate or third party without Seller’s prior written consent. Seller shall not have the right to assign any of its rights or obligations under this Agreement without Buyer’s prior written consent. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

6.6 Notices. All notices to be given by any party to this Agreement to the other party shall be in writing, and shall be (i) sent by email transmission; (ii) mailed by USPS® Certified Mail; or (ii) personally delivered, at the addresses set forth on the signature pages hereof (or at such other address for a party as specified by like notice) and shall be deemed given when received if sent by email transmission or personally delivered, or if mailed as provided herein, on the second business day after it is so placed in the mail. Any party at any time may give notice to the other party of a different address other than that set forth herein in accordance with the provisions of this Section.

6.7 Survival of Obligations. All representations and warranties of the parties set forth in this Agreement shall survive termination of this Agreement unless expressly waived by the parties hereof.

6.8 Counterparts. This Agreement may be executed in counterparts. Duly acknowledged facsimile signatures shall be deemed as originals.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be fully executed as of the day and year first above written.

Seller:

MYTHIC MARKETS, INC.

By: /s/ Joseph Mahavuthivanij

Name: Joseph Mahavuthivanij

Title: CEO

Address: 16 Lagoon Ct, San Rafael, CA 94903

Email: joe@mythicmarkets.com

Buyer:

Mythic Collection, LLC

By: /s/ Joseph Mahavuthivanij

Name: Joseph Mahavuthivanij

Title: Managing Member - Mythic Markets, Inc

Address: 16 Lagoon Ct, San Rafael, CA 94903

Email: joe@mythicmarkets.com

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